Exhibit 99.1

TransDigm Agrees to Divest SCHROTH to Management and Perusa

CLEVELAND, December 21, 2017 /PRNewswire via COMTEX/ -- As previously announced on the TransDigm Group Incorporated (the “Company”) (NYSE: TDG) November 09, 2017 earnings call, the U.S. Department of Justice has been investigating the Company’s acquisition of SCHROTH Safety Products, which closed on February 22, 2017.
Although TransDigm respectfully disagrees with the Department of Justice’s position, the Company decided that given the size of the deal, the expense and burden of continued investigation and the uniqueness of the situation, that it was prudent to settle the matter and agree to divest the SCHROTH business.
Therefore, after running a lengthy search and evaluation process to identify a buyer and working with the Department of Justice, the Company has agreed to sell SCHROTH Safety Products in a management buyout (MBO) to Perusa Partners Fund 2, L.P., a private equity fund advised by Perusa GmbH, as majority shareholder, as well as dedicated SCHROTH managers from both Germany and the U.S.
The Department of Justice has accepted this proposal, which is subject to court approval. The transaction is subject to customary closing conditions and regulatory approvals.

About SCHROTH
SCHROTH Safety Products, a global leader in the development and manufacturing of occupant protection systems for specialized applications in aerospace, motorsports, defense, and medical transport is made up of two businesses. SCHROTH Safety Products GmbH, based in Arnsberg, Germany and SCHROTH Safety Products LLC., based in Pompano Beach, Florida.

About Perusa
Perusa Partners Fund 2, L.P. is a private equity fund with 200 million Euro committed equity. The fund invests in medium-sized companies and in carve-outs of business segments within larger corporations in German-speaking Europe as well as in the Nordic region. The fund is advised by Perusa GmbH. Perusa is pursuing a strong operational approach to increase the efficiency and thus the long-term value as well as the potential of the portfolio companies.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:     TransDigm Group Incorporated
Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com